Exhibit 10.6

Summary of Non-Employee Director Compensation

(effective May 29, 2025)

We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

Each non-employee director will receive payment (prorated as applicable) for a fiscal year, in quarterly installments, of the following cash compensation, as applicable:

●	$95,000 annual retainer for service as a Board member;
●	$25,000 annual retainer for service as chairperson of the Audit Committee;
●	$20,000 annual retainer for service as chairperson of the Compensation and Human Capital Management Committee;
●	$17,500 annual retainer for service as chairperson of the Nominating, Governance & Corporate Responsibility Committee; and
●	$17,500 annual retainer for service as chairperson of the Technology Committee.

The Chairman of the Board will receive an annual Chairman retainer delivered on the first trading day of the fiscal year in the form of restricted stock units payable in shares of our common stock (“RSUs”) under our 2021 Stock Incentive Plan, which are scheduled to vest as to 100% of the award on the first anniversary of the grant date, subject to certain accelerated vesting conditions, and have an estimated value of $200,000.

In addition, we grant annually to those non-employee directors who are elected or re-elected at each applicable shareholders’ meeting an equity award under our 2021 Stock Incentive Plan with an estimated value of $190,000 on the grant date. This entire value consists of RSUs. The RSUs will vest as to 100% of the award on the first anniversary of the grant date, subject to certain accelerated vesting conditions. Directors may generally elect to defer receipt of shares underlying the RSUs. They may also generally elect to defer up to 100% of cash fees earned for Board service under the Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors filed as Exhibit 10.6 to Dollar General Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2014. Any new director appointed after the annual shareholders’ meeting but before February 1 of a given year, will receive a full equity award no later than the first regularly scheduled Compensation and Human Capital Management Committee meeting following the date on which he or she is appointed. Any new director appointed on or after February 1 of a given year but before the next annual shareholders’ meeting shall be eligible to receive the next regularly scheduled annual award.